EXHIBIT 5.1

July 25, 2017

American Express Receivables Financing Corporation III LLC

4315 South 2700 West, Room 1100, 02-01-46A

Salt Lake City, Utah 84184

American Express Receivables Financing Corporation IV LLC

4315 South 2700 West, Room 1100, 02-01-46B

Salt Lake City, Utah 84184

Re:	American Express Credit Account Master Trust

Class A Series 2017-5 Floating Rate Asset Backed Certificates

Class B Series 2017-5 Floating Rate Asset Backed Certificates

Ladies and Gentlemen:

We have acted as special counsel to American Express Receivables Financing Corporation III LLC, a Delaware limited liability company, and American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company (the “Transferors”), and have examined the Registration Statement on Form SF-3 (File Nos. 333-205964, 333-205964-01 and 333-205964-02), filed by the Transferors with the Securities and Exchange Commission on July 30, 2015, and declared effective on December 21, 2015 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Class A Series 2017-5 Floating Rate Asset Backed Certificates (the “Class A Certificates”) and the Class B Series 2017-5 Floating Rate Asset Backed Certificates (the “Class B Certificates” and, together with the Class A Certificates, the “Certificates”). The Certificates will be issued pursuant to a Third Amended and Restated Pooling and Servicing Agreement, dated as of July 20, 2016, as amended from time to time, and the Series 2017-5 Supplement, expected to be dated as of July 31, 2017 (together, the “Pooling and Servicing Agreement”), as more particularly described in the preliminary prospectus, dated July 19, 2017 (the “Preliminary Prospectus”).

We have examined such instruments, documents and records as we have deemed relevant and necessary for the purposes of our opinion expressed below. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and assumptions, and upon consideration of applicable law, we are of the opinion that, when the Certificates have been duly executed, authenticated and

American Express Receivables Financing Corporation III LLC

American Express Receivables Financing Corporation IV LLC

July 25, 2017

delivered in accordance with the Pooling and Servicing Agreement, and upon the sale of the Certificates in the manner described in the Preliminary Prospectus, the Certificates will be legally issued, and the holders of the Certificates will have no obligation to make payments to the Transferors or their creditors (other than the purchase price for the Certificates) or contributions to the Transferors or their creditors solely by reason of the holders’ ownership of the Certificates.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement and to the reference to us under the caption “Legal Matters” in the Preliminary Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP